UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2013

INDUSTRIAL SERVICES OF AMERICA, INC.

(Exact name of registrant as specified in its Charter)

Florida	0-20979	59-0712746
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7100 Grade Lane, P.O. Box 32428, Louisville, Kentucky	40232
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (502) 366-3452

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment
of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (e) On October 29, 2013, James K. Wiseman notified Industrial Services of America, Inc. (the “Company”) of his intent to retire as the Company’s Vice President and General Manager of Recycling and resign from all other positions he holds with the Company and its subsidiaries. Orson Oliver, Interim Chief Executive Officer and Interim President, will become responsible for the day-to-day operations of the Company.

Because of Mr. Wiseman’s experience with the Company and in the scrap metal industry, on November 1, 2013, the Company and Mr. Wiseman entered into a Consulting Agreement (the “Consulting Agreement”) pursuant to which Mr. Wiseman will provide consulting services to the Company with respect to that industry with compensation at a monthly rate of $10,000. The Consulting Agreement provides for the termination of Mr. Wiseman’s employment with the Company as the Vice President and General Manager of Recycling, a position he had initially held in accordance with an Executive Employment Agreement with the Company dated as of April 4, 2007.

The Consulting Agreement may not be terminated by either party until after October 31, 2014 after which time either party may terminate the Consulting Agreement by giving 30 days prior written notice of termination to the other party. During the consulting period, the Company will pay premiums for Mr. Wiseman’s COBRA coverage to the extent of the amount of coverage premiums paid by the Company immediately before Mr. Wiseman’s termination of employment.

In connection with the Consulting Agreement, Mr. Wiseman granted the Company a release of its obligations to pay any salary and welfare plan benefits under his Executive Employment Agreement. The Company granted Mr. Wiseman a release of his non-competition obligations under that agreement, but the Consulting Agreement provides that Mr. Wiseman may not solicit Company employees to leave the Company during the consulting period and for two years thereafter.

Item 7.01. Regulation FD Disclosure.

On November 1, 2013, Harry Kletter, the largest shareholder of Industrial Services of America, Inc. (the “Company”), purchased 125,000 shares of the Company’s Common Stock from an affiliate of Blue Equity, LLC (“Blue Equity”) in lieu of the Company’s redemption of the shares, as contemplated in the Management Services Agreement (the “Management Agreement”) by and between the Company and Blue Equity entered into on April 1, 2013.

Background

At the time the parties entered into the Management Agreement, the Company (i) issued 125,000 shares of its Common Stock to Blue Equity at a per share purchase price of $4.00, and (ii) granted options to purchase 1,500,000 shares of its Common Stock to Blue Equity at an exercise price per share of $5.00, subject to shareholder approval. Under Section 2(b)(iv) of the Management Agreement, Blue Equity had the right to terminate the Management Agreement if the Company’s shareholders failed (i) to approve the issuance of the 1,500,000 options at the 2013 Annual Shareholders Meeting, if the meeting was held during June 2013, or (ii) to otherwise ratify the issuance of the options on or before July 31, 2013. If Blue Equity terminated the Management Agreement under Section 2(b)(iv), it had the further right to require the Company to redeem the 125,000 shares of Common Stock for $4.00 per share (the “Put Right”) by giving the Company written notice within 30 days after the termination of the Management Agreement.

At the Company’s 2013 Annual Meeting of Shareholders, held on July 16, 2013, shareholders voted not to approve the issuance of options to purchase 1,500,000 shares that had been granted to Blue Equity, and the Company’s shareholders did not otherwise ratify the issuance of the options on or before July 31, 2013. As a result, the options terminated.

As previously reported on Form 8-K, on July 22, 2013, Blue Equity delivered a letter to the Company stating that it was resigning as “Manager” (as defined in the Management Agreement) and terminating the Management Agreement, both effective as of midnight on July 31, 2013, due to the failure of the Company’s shareholders to ratify the issuance of the options. In that letter of July 22, 2013, Blue Equity also stated it was exercising its Put Right “effective immediately following” midnight on July 31, 2013.

The Share Purchase

On November 1, 2013, Kletter purchased the 125,000 shares of Common Stock from Blue Equity’s affiliate at a purchase price equal to $4.00 per share, or $500,000 in the aggregate. As part of the transaction, Blue Equity released the Company from any further obligations in connection with the Put Right. The closing price per share of the Company’s Common Stock on the NASDAQ Capital Market on October 31, 2013, was $2.31.
For additional information regarding the Management Agreement, see the Company's previously filed Current Reports on Form 8-K dated April 1, 2013 and July 22, 2013.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.     Description
99.1                 Press release dated November 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL SERVICES OF AMERICA, INC.

Date:	November 4, 2013	By:	/s/ Alan Schroering
Alan Schroering
Vice-President of Finance and Interim Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.     Description
99.1                 Press release dated November 4, 2013